SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of
                   The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)..September 10, 1997




                         BIRMINGHAM UTILITIES, INC.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .
           (Exact name of registrant as specified in its charter)



     Connecticut              0-6028              06-0878647
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (State or other         (Commission         (I.R.S. Employer
    jurisdiction of         File Number)        Identification No.)
    Incorporation)


230 Beaver Street, Ansonia, CT                                     06401-0426
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code (203)  735-1888




 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
      (Former name or former address, if changed since last report)

Item 5.  Other Events.


     Birmingham Utilities, Inc. (the "Company") announced on September 10 that it had accepted an offer from Nemer Associates, Inc. for the latter to acquire from the Company all six of the building lots in its approximately 10 acre Lakewoods subdivision in Seymour, Connecticut. The agreed purchase price of $300,000 is above the minimum purchase price required by the Connecticut Department of Public Utility Control (the "DPUC") in its December 31, 1996 generic approval of the Company's application to sell the property. The DPUC must approve the final contract terms which are currently being negotiated, but the Company knows no reason why such approval would not be forthcoming and expects to close on the sale during the fourth quarter of this year.
Connecticut law requires that (a) the net, after-tax proceeds from the sale of any land by a water company be used by the company to finance the construction of utility plant improvements and (b) the net, after-tax gain from such sales be shared between a company's ratepayers and its shareholders as ordered by the DPUC in each case. The DPUC's December decision requires that the net after-tax gain (estimated by the Company to be $145,000) with respect to the Lakewoods sale be shared between the Company's ratepayers and shareholders in an approximate ratio of 33% to ratepayers and 67% to shareholders. The gain sharing mechanism used by the DPUC involves an amortization of the gain into the Company's rate base over time for ratemaking purposes.

     The Company's announcement follows its receipt last week of a preliminary Draft Decision from the DPUC on the Company's application to sell approximately 245 acres of additional land in Seymour to M/1 Homes, LLC for a purchase price of $3,950,000. In that preliminary decision, the DPUC determined that the estimated net, after-tax gain of $2,119,300 from that sale must be shared in a ratio of approximately 27% to ratepayers and 73% to shareholders. The DPUC's preliminary Draft Decision must be reviewed by three Commissioners before a Final Decision is issued; the Company expects such a Final Decision to be issued on or about September 17, 1997. The Company's Purchase and Sale Agreement with M/1 Homes provides that the buyer may terminate the agreement if it is unable to obtain, by December 31, 1998, various local, state and federal land use approvals necessary for its proposed development of an 18-hole golf course together with not less than 180 detached housing units.

     The DPUC also held a public hearing last week on the Company's unrelated application to sell approximately 145 acres of additional land to the City of Derby, Connecticut for $1,800,000. Public comment at that hearing was uniformly favorable with respect to the planned "open space" use of the property by the City. While it cannot predict the outcome of the DPUC proceeding, the Company knows of no reason why the DPUC should not approve the Company's application. The Company cannot predict at this time what gain sharing ratio the DPUC will order. The Company expects a Final Decision in the Derby case by early November and, if it is favorable, to close on the transaction in December of this year or January 1998.

     In a related matter, the Company confirmed that it is negotiating with the Trust for Public Land, a not-for-profit organization acting as agent for the Town of Seymour and the Town of Oxford in those towns' respective efforts to acquire approximately 273 acres of the Company's remaining excess land in Seymour (not including approximately 78 acres on Great Hill Road north of Cemetery Road) and all of the Company's excess land (approximately 465 acres) in Oxford. It is premature to predict whether or not the Company will be able to enter into an agreement for the sale of any or all of the land currently under discussion or for what price such land might be sold.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIRMINGHAM UTILITIES, INC.
                                        (Registrant)



Date:  September 12, 1997          By    /s/ Aldore J. Rivers
                                        Aldore J. Rivers, President